EXHIBIT 99.3

TENNESSEE COMMERCE BANCORP, INC.

Moderator:                                   Mike Sapp

October 29, 2010

10:00 a.m. CT

Operator:	Good day, ladies and gentlemen, and welcome to the Tennessee Commerce Bancorp Incorporated announcement of the third quarter earnings release and conference call.

At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session and instructions will follow at that time.  If you should require assistance during the conference, please press star then zero on your touchtone telephone.

I would now like to introduce your host for today’s conference. Mr. Mike Sapp. Sir, you may begin.

Mike Sapp:

Good morning and thank you for joining us on Tennessee Commerce Bancorp’s conference call for the third quarter of 2010.  Joining me on today’s call is Frank Perez, our chief financial officer, along with our executive team.

Our comments today will refer to the financial information in our earnings report that was released prior to the opening of trading this morning.  I will review the high level results and provide a strategic perspective on our company and outlook; Frank will provide financial detail, and then we’ll open the line to questions.

The operating and regulatory environment during the third quarter remained challenging as the economic recovery showed signs of weakening during the quarter and small businesses continue to exhibit financial stress.  The subject at the Regulatory Exam Environment that’s been in the news lately as evidenced by recent comments in the press including one from Camden Fine, Independent Community Bankers of America President and CEO reacting to the recent GAO announcement that they would undertake a study of the subject.  ICBA continues to advocate strongly for a more measured approach from bank examiners that doesn’t impede community banks’ ability to aid recovery efforts within their local communities.

Fine said, “We look forward to seeing the GAO report which we expect will find that overly harsh exams are counterproductive to small business lending during this critical time when it is needed most”  Our location in Williamson County makes us more fortunate than most as Williamson County continues to post positive news.

Last quarter, Jackson National Life Insurance announced their plans to locate a regional headquarters in Cool Springs and this quarter Vanderbilt University Medical Center announced its intent to build an outpatient medical office complex that could eventually take up 500,000 square feet and cost $200 million.

The global supply chain management company, OHL, recently announced an expansion plan in its Brentwood location.  These announcements continue the proven track record that the area has for attracting and growing business.  Williamson County has the second lowest unemployment rate in the state at 6.5 percent which is nearly a point better than its rate of 7.9 percent a year ago.

The Nashville area has a history of being last and first out of economic downturn and we are confident that will once again be the case in this economic cycle.

We are pleased to have been ranked second in the nation in originating of USDA business and industrial loans.  The United States Department of Agriculture program funded over $3 billion to the business community in 2010.

Additionally, we have just recently recruited a chief deposit officer who has strong ties to Williamson County business community.  He will be responsible for implementing and expanding our deposit strategy and we are optimistic this will result in significantly increased core deposits over the next several quarters.

We planned a separate press release with details of this announcement in the first week of November.  We are also proud to be able to announce a partnership with a local company, Secure Identity System Software, a new state-of-the-art identity theft protection program to our customers.

Unfortunately, the third quarter was a noisy one for us as the results were impacted by several non recurring charges.  On a reported basis, the company reported a net loss of $1.1 million before the preferred dividend.  On a fully diluted basis we reported a net loss per share of 16 cents including preferred dividends.  However, on a year-to-date basis our net earnings per fully diluted share is 20 cents.

I want to review the non recurring items that occurred in the quarter and then we’ll focus on our ongoing operations.  We changed our procedures for processing residual charges related to repossessed asset sales.  This resulted in our recognizing two quarters of charges as the processing changes allow us to recognize these charges in the current quarter rather than one quarter in arrears.

We made a similar change in our processing the FDIC expenses resulting in a non recurring charge to true up our prepaid assets.  We also were able to resolve a lawsuit that was filed against us in Tuskegee, Alabama.  Additionally, all claims and counter claims involving our former CFO had been dismissed.  As a result of these actions, we established a litigation reserve that fully covers these items.  The dismissal of these claims is a positive development and further we expect to see a material decline in our monthly run rate legal expenses.

Our non-accrual loans increased as a result of one loan for $17.3 million that was placed on non-accrual status during the quarter.  This loan is well-secured with five different parcels of property.

We have put in place a short term note while we were working out an exit strategy.  When the note matured we put the loan on non-accrual rather than renewing it.  There are several takeout options that are being pursued and we are highly confident that we will be repaid in full within a reasonable period of time.

Adjusting for this one large loan or non-accrual loans would have declined by almost $4 million.  Repossessed assets declined by approximately $3.6 million from last quarter.

We expect to see our level of non-performing loans, excluding the $17.3 million loan I just mentioned, remain stable over the next few quarters with the major reduction coming from the timing of the successful workout of this one loan.  We expect to see our repossessed assets continue to decline at about the same rate as the previous few quarters in line with the increase demand for transportation asset.

Year-to-date, truck tonnage is up 6.2 percent compared with the same period in 2009.  According to the American Trucking Association, the advanced seasonally adjusted tonnage index fell 2.7 percent in August after a strong month in July.

The industry has undergone tremendous changes since the beginning of the recession since so much supply left during the recession.  Small increases in demand translate into both increased demand for trucks and trailers and increases in company profitability.

Finally, the current regulatory environment resulted in treating several loans in much more conservative manner than historical norms.  This resulted in the reclassification from accruing to cash basis on two loans with corresponding interest reversals and charge offs.

Frank will review the details of these items in his financial report.  While we were very disappointed to have the non-recurring items resolving in a loss, these charges positioned the company for enhanced earnings going forward.  We were pleased to have successfully raised capital in our offering that closed in August.  While we would have liked to have raised more, we were able to raise an amount that we felt was needed to give us operating flexibility.

We were able to use the proceeds to repay our holding company debt further strengthening the capital levels at the bank and will downstream capital of the bank from the parent as it is needed to support asset growth.

We continue to see a tremendous opportunity to list out key relationship managers from our competitors and bring new business customers to Tennessee Commerce.  It is our plan to focus on managing our expense base closely, maintaining a stable margin and reducing our level of problem assets so we can improve earnings and enhance earnings retention.

It is our intent to repay our TARP-CPP from earnings retention prior to the increase in the CPP dividend rate in 2013.  We will continue to maintain slower than normal loan growth as a means to manage capital.  However, we have a tremendous opportunity to replace amortizing specially finance assets which are more national in scope with the loan opportunities that we see right here in middle

Tennessee.  This gives us the ability to attract deposits and build long term relationships.

We also plan to continue to grow our very successful USDA lending niche.  Our focus is to internally enhance our capital position while strengthening our focus on our current customer base and take advantage of the very attractive market demographic of our home in Franklin and Williamson County.

Now, I’ll have Frank provide a detailed review of our financial performance.

Frank Perez:	Thank you, Mike, and thank you all for being on this call today.

As noted in the press release earlier today, the net loss for the third quarter before the preferred dividend was $1.1 million or 12 cents per share compared to net income of $1.5 million before the preferred dividends or 32 cents per share for the third quarter of 2009.

For the nine months ended September 30, 2010, net income before the preferred dividend is $2.5 million or 37 cents per share compared to net loss of $7.2 million or $1.53 per share for the first nine months of 2009.

The net interest margin of 3.77 for the quarter was impacted by loan interest reversals of $1.5 million on two large credit relationships.  If you exclude these reversals, the net interest margin would have been stable at 4.22 percent.  The net interest margin for the nine months ended September 30, 2010 is still a healthy 4.09 percent when compared to 3.49 percent on the first nine months ended September 30, 2009.

In spite of the — our commercial loan interest reversals of $1.5 million, net interest income for the nine months ended September 30, 2010 is up $7.2 million representing an improvement of 22.7 percent when compared to the first nine months ending September 30, 2009.

The average rate on interest earning assets for the quarter was 5.97 percent, down from 6.57 percent for the late second quarter.  Once again, mainly impacted by the loan interest reversals I mentioned earlier.

The average rate on interest-bearing liabilities improved, again, to 2.28 percent which represents a decline of 8 basis points from the linked second quarter and a 72 basis point improvement from the third quarter of 2009.  The decline in cost of deposits continued to be the driver for the decline in the cost of funds with a decline of 70 basis points from the third quarter of 2009.

Looking ahead, we’ve got $22 million of term deposits with a yield of 2.11 percent and $56 million of additional term deposits with a yield of 1.85 percent that mature November and December of this year respectively.  In 2011, we have $380 million of term deposits that mature with a yield of 2.15 percent.

Before I move to the next area, let me make a point regarding the loan interest reversal experienced during the quarter.  Given the current regulatory environment, we have elected to take a very conservative approach and reverse interest of approximately $700,000 on one note.  We are highly confident on repayment, but we’ll recognize interest on this note on the back end.

We have taken on additional collateral and we have a global debt service cash flow from the asset to secure note in excess of once a month.  We fully anticipate collecting the interest reverse in addition to the interest going forward in 18 months or less.

The second large interest reversal was for approximately $800,000.  And this was related to the $17.3 million loan that Mike referred to earlier in his comments.  Non-interest income for the quarter was stable at $1.3 million compared to $900,000 to the linked second quarter and $1.4 million for the third quarter of 2009.

Non-interest income was mainly driven by structured loan fees associated with leveraged leases combined with gains on (inaudible) sales and participation sales.  These are slightly offset by losses or repossessions on loan buybacks.

Non interest expense of $8.3 million is up when compared to $6.7 million for the linked second quarter and $5 million for the third quarter of 2009.  During the quarter we experienced the following non-recurring charges.

The litigation expenses that Mike referred to earlier in his comments, the FDIC charges due to truing up FDIC-related expenses.  These non-recurring charges accounted for $1.5 million of the $1.6 million increase in non interest expenses from the linked second quarter.  Other expenses remained relatively stable for the quarter when compared to the linked second quarter and, in fact, posted a slight decrease to 1.9 million from 2.1 million.

Deficiency ratio for the quarter was 61.04 percent compared to 47.14 percent for the linked second quarter.  The increasing deficiency ratio is attributed primarily to the $1.5 million loan interest reversals that I mentioned earlier combined with the non recurring charges to non interest expenses that I noted earlier as well.

Let me now take a minute to talk about credit metrics.  First of all the provision for loan losses is $7.2 million for the quarter.  This succeeded net chargeoffs of 5.8 million or 124 percent of net charge-offs.  The increase in the provision of $2.7 million when compared to the linked second quarter was mainly driven by the following factors.

We charged off a $1.1 million loan that had been a non-accrual where bankruptcy distribution was anticipated or projected in 2010.  The recent events indicate that the timing of the distribution is less certain.  This is another example of a charged off loan where management feels confident that we will fully recover in the near future.

The allowance for loan losses as the percentage of loans was increased from 1.70 to 1.75.  This was mainly driven by quantitative change in our analysis of the pool of nonperforming loans that are not individually reserved (for).  And, finally, we also experienced a $45 million worth of loan growth compared to the (linked) second quarter.

The allowance for loan losses of nonperforming assets which included our repossessions was 47.3 percent when compared to 59.6 percent for the linked second quarter.  It is worth noting that while the provision is still elevated in 2010, it has decreased $10 million from the same period in 2009.

Total non-performing assets for the quarter were 86.5 million, up from 74.2 million from the linked second quarter.  These non-performing assets include $32.7 million of repossessed assets or 38 percent of the total NPAs.  More importantly, the credit relationships totaling $17.3 million was added to non-accruals this quarter.

Excluding this credit, NPAs would have come in at $69.2 million or a decline of $5 million from the linked second quarter.  The next two largest NPL relationships on our NPLs was $1 million to $2 million and then there’s another relationship for $1 million.  All remaining NPLs are less than $1 million.

Repossessions which consist mainly of transportation assets have declined from the second consecutive quarter.  Since the first quarter of this year repossessed assets have declined 7.2 million or 18 percent.  Other real-estate for the quarter was just under $2 million and consists of properties located in middle Tennessee.

Loans past due 30 to 89 days of 33.5 million represent 2.9 percent of total loans.  Over 80 percent of the delinquencies are comprised of transportation assets as I have been indicated during the cycle.

Of the $5.8 million in net chargeoffs for the third quarter, 3.9 million or 67 percent of the net chargeoffs came from the indirect specialty finance portfolio, most of which came from transportation related loans on the small specialty finance portfolio.  The other 33 percent came from one real estate credit that totaled approximately $1 million.  And then you have two other related commercial credits that totaled $900,000.

In closing, while it was disappointing quarter in terms of reported net loss, let me summarize for you, once again, some of the non-recurring items experienced during the quarter that contributed to the net loss.

First of all, the loan interest reversals of $1.5 million on the two large credits that we mentioned.  FDIC true up costs, $900,000, litigation expenses $800,000.  The change in accounting method for recognizing residual losses that Mike mentioned earlier related to repossessed assets was $1.2 million.  Combined, these charges amounted to $4.4 million gross, 2.7 million net of taxes.

Excluding these non-recurring charges, our run rate was $1.3 million which has been inline with what we have reported for the first two quarters of 2010.

With that, thanks again for being on the call.  I’ll now turn it back to Mike for his closing remarks.

Mike Sapp:	Thank you, Frank.

In conclusion, we were disappointed by our reported earnings but are optimistic about our operating earnings after adjusting for the special events during the quarter.  We remain vigilant to the credit risk that exists as a result of the continuing economic strain being felt by our customers.

Our strategic priorities are to enhance our capital position through earnings retention and maintain our focus on improving credit quality and invest in technology, risk management and deposit services.  We’ll now be happy to answer any questions.

That concludes my overview of the quarter.  And, operator, I would now like to open the call up for any questions.

Operator:	Thank you.

Ladies and gentlemen, if you have a question at this time, please press star one on your touchtone telephone.  If your question has been answered or if you wish to remove yourself from the queue, please press the pound key.  Again, to ask a question at this time, please press star one on your touchtone telephone.

Our first question comes from (Bill) (inaudible) of Macquarie.

(Bill):	Hey, guys, can you hear me OK?

Male:	We hear you, (Bill).

(Bill):	Great. Could you — on the one credit, I missed some of your comments there initially. Do you say the $17.3 million non accrual loan is a real estate loan backed by five parcels of land?

Frank Perez:	Yes. Let me break that down a little bit.

You know, we mentioned on the call this credit — first of all this credit was placed on non-accrual during this quarter.  (Inaudible) $800,000 worth of interest on this credit.  The relationship, (Bill), is with a local borrower.  The collateral is comprised of five parcels of properties as you mentioned.  These parcels of properties are located in adjacent space with a variety of operating businesses.

We’re actively working on an exit strategy as Mike mentioned in his comments and several take out options are being pursued.  We’re very confident that we’re going to be repaid in full within a reasonable period of time.  I think Mike in his comments said 18 months.  To be honest with you, I think that’s a very conservative number.

(Bill):	So, it seems more likely that this could be resolved in 2011.

Frank Perez:	Yes.

(Bill):	OK.

Male:	Do you have anything else you want to add on that?

Male:	No.

Male:	Go ahead, (Bill), I’m sorry.

(Bill):	No problem.

Could you — I mean, I know the loan interest reversals are weighing on the margin a little bit, but do you think — do you have any other kind of levers you can pull on the margin side to kind of maybe keep the core margin stable or increasing over the next few quarters?

Frank Perez:	Yes. (Bill), this is Frank again.

You know, as I pointed out in my comment the margin was mainly impacted by those two loan interest reversals that we had during the quarter. We had the 700,000 and the 800,000 related to those two credits.

Without those reversals we would have come in at 4.22 percent. We do anticipate that the repricing on those certificates of deposits that we have for the remainder of this year, and the 380 million that we priced in 2011, that we’ll be able to enhance the margin as we repriced those deposits whether it’s replacing them with certificates of deposits at a lower price, but more importantly the chief deposit officer that will be helping us implement our strategy going forward over the next several quarters. We should be able to replace a good portion of those certificates of deposits with core deposits more so on the non-interest bearing side.

(Bill):	OK.

Frank Perez:	Did that sort of answer your question, (Bill)?

(Bill):	Yes.

And just kind of touch in that point a little bit. Did you see any improvement on you know core deposit growth this quarter? Did you see any kind of change in terms of relationship gathering? On the core positive side, I know you changed some of the incentives for the managers earlier this year.

Frank Perez:

Yes, we have, (Bill). Unfortunately you will see some improvement. It’s not the improvement we were looking for. As I mentioned, the chief deposit officer is the one who’s going to come in and help us a lot with the strategy, he joins us the middle of this coming month. You’ll see a slight increase — on a quarter-to-quarter basis you’ll see a slight increase of about $1.5 million, I believe, in interest and non-interest bearing accounts.

On the core deposit side, on the relationship core deposit side, we did see a small increase, but it’s not significant this quarter.

Martin Zorn:	(Bill), I’ll add — this is Martin. I’ll just a little more color.

During the quarter on some bids that we made on — in the municipal deposit area we were awarded those bids and are in the process of implementing them. So, the numbers as a result of being awarded the business, those numbers aren’t in the current quarter’s numbers yet.

(Bill):	And approximately how large are the municipals?

Martin Zorn:

The municipals probably will be you know in the area of the ones that we’re awarded probably $1 million to $1.5 million size accounts. So, on an individual basis you know fairly significant and that’s the type of momentum we expect to be able to generate going forward.

(Bill):	OK. Great.

Male:	Hey, (Bill). I wanted to go back one more thing to correct some that I said earlier. I said 18 months from the large credit.

(Bill):	Yes.

Male:	We’re looking at about a six-month period solution on that credit.

(Bill):	Six months. And you think that’s a conservative number?

Male:	Yes.

(Bill):	OK. Great. Thank you.

Male:	Thanks, Bill.

Operator:	Our next question comes from Chris Marinac of FIG Partners.

Chris Marinac:	Thanks. Good morning.

Mike and Frank and the team. I guess I wanted to ask about the potential risk of other larger loans that would be in that size range of the $70 million credit. You know, what’s the risk of another warranties coming out? Or, have you had that pretty much buttoned down last quarter’s exams and other reviews?

Martin Zorn:

Chris, this is Martin. I’ll take a stab at that. You know what we’ve seeing is our watch list has been stable the last couple of quarters. As we take a look you know at other large credits on the bubble, we don’t have anything that comes close to this magnitude.

You know, we — obviously there’s always a risk something will change. But you know as we look at it right now we feel like we’ve got the higher risk credits pretty much under control from the standpoint of looking at our watch list and to monitor it closely.

Chris Marinac:	OK. And the regulatory exam that you mentioned on the road show completed, is that now behind you with this quarter’s credit result?

Martin Zorn:

The exam was completed at the very end of the quarter. And you know it’s still working through you know discussions that you always have coming out of exams with the regulators. So you know we feel pretty good about where we are, but you know we have ongoing discussion with the regulators as most banks do in this environment.

Chris Marinac:	So your exit interview will take place this quarter then at some point?

Martin Zorn:	Yes. We had a preliminary you know — discussions with them at the very end of September.

Chris Marinac:	OK. Great.

And then, I guess, just one other sort of, I guess, general question is you know if you looked out a year. Do you have any goals for how you’d like the deposit mix to look just 12 months from now?

Martin Zorn:

You know, Chris, I think the main impetus that we’re going to have as we take a look at 12 months is going to be really on the non-interest bearing side. When you take a look at where we are we’ve historically you know been light in that area — running you know below — in the 3 percent to 5 percent range. What our goal would be is, when we take a look out over the next 12 months. I mean, our initial goal would be to try to double that and set internally as a goal to try to get non-interest bearing to 10 percent or more and that would be just a first step in the implementation of the deposit strategy.

Chris Marinac:	Thanks.

Operator:	Our next question comes from Kenneth James of Sterne Agee.

Kenneth James:	Hi, good morning gentlemen.

Male:	Good morning.

Kenneth James:

I’m curious on the — just give me your commentary surrounding on the expenses this quarter, would it be too optimistic to assume your operating expenses will decline back to kind of a first half of 2010 run rate going forward?

Male:	Yes. I think that’s a safe assumption.

I think — if you remember during the call, there were several one-time advance that caused the increase and the operating expenses this quarter. So we had the FDIC true up expenses — was part of that, and then the other part of that was an increase in legal expenses during the quarter which we expect to see come down considerably as we go forward in the next several quarters.

Kenneth James:	OK.

And you talked about managing your balance sheet growth down to kind of you know maintain and try to grow capital. It’s (been) pretty good throughout this quarter and strong loan growth. Can you talk about some of the growth you saw in the other real state segments? Particularly, I guess, what’s that, commercial real estate, what kind of properties and the geography of those?

Male:	Could you say that question again?

Kenneth James:

Just looking for the you know what kind — you talked about you know managing your loan growth to kind of restrict balance sheet growth, but you had strong growth this quarter. And I was just kind of looking at the other real estate category. Looked like most of it was there, so, I was just looking for a little color particularly on the geography maybe of those loans?

Male:

Yes. Most of the loans are — one of the things we mentioned on the call was — one of the things that we’re focusing on is in the middle Tennessee markets and most of the growth that come from middle Tennessee. This quarter we did experience a little bit more growth and pretty good quarter. I think the growth was about $45 million on a linked quarter basis. And as you mentioned, most of that comes from the commercial side of the business.

We’re still maintaining the same breakdown as far as commercial-industrial, real estate with over 60 percent of our business in commercial-industrial.

Kenneth James:	OK. Thanks for the color.

Operator:	Again, if you have a question at this time, please press star one on your touchtone telephone. Our next question comes from Russ Silvestri of Skiritai Capital.

Russ Silvestri:

Hi, good morning. A question on two fonts. On, the experience on your repossessed assets in terms of pricing in this quarter versus last quarter and just — if you can talk a little about that environment for the used trucks.

And the second question, could you just go into a little bit more detail on the $7.2 million loan loss provision and what your methodology was and why you think that’s the best number and the right number for the quarter?

Martin Zorn:	Let me answer — try to take a stab at both of those. This is Martin Zorn. Let me start with the second question as it relates to the you know allowance methodology.

What we do is we have — let me start with the methodology related to our impaired loans. And the first thing that we do is we go through on an individual basis each quarter and take a look at their FAS 114. That’s done by our Special Assets Group on a loan-by-loan basis as well as taking a look at the you know specifics of the repayment sources and the collateral. So we feel very good about that process and you know it has been fairly consistent from quarter-to-quarter.

The second thing that we do is on our FAS 5. Once we’ve gone through the individually-paired loans you know the next thing that we do is we take a look at our pools. One of the things that we do break out is any non-performing loans or impaired loans that don’t, as a size, fit into being individually impaired, so they may be a collection of loans that are you know individually relatively small, they’re in bankruptcy, they could be in other workouts. And what we do each quarter is we take a look at what you know what adjustments to make to it.

So, when we looked at that we put — while our general FAS 5 pool, we look at a 20-quarter average on those just because they are on a non-accrual status. We put more emphasis on what the more recent experience has been from disposing of those. And as part of that process on that pool of FAS 5, what we did is we basically saw a higher loss incidence so that’s why we bumped up our reserve to cover that.

On the remaining FAS 5 which would all be performing loans that we look at a variety of environmental factors on each of those and we generally make just you know relatively small changes is our experience quarter-to-quarter and those would have been relatively stable with the prior quarter. So you know again, the big change this quarter came in from that pool of nonperforming loans.

As it relates to you know what pricing that we’ve seen in the you know sale of repossessed assets, they’ve been fairly stable and pretty much in line if you take a look at say (meta) numbers which show them up slightly. You know, clearly, the exact gains or losses on an individual vehicle really depends on whether they were sold at wholesale or sold at retail and what the type of equipment is. And we’ve really seen that pricing to be fairly stable which historically means that it’s — you know, it’s been roughly inline with what our carrying value has been.

Russ Silvestri:	OK. And then, if you just look at the last quarter what was the mix of sales you know between the wholesale and retail of the repossessed assets?

Martin Zorn:

Most of them had been retail. And that’s what we’ve been getting the majority of our sales has been retail. And we’ve actually during the quarter — we’ve expanded the number of dealers that we have given that we’ve seen an increase in demand for the equipment, so you know and we’ve responded by increased number of dealers, so we continue to sell more but sell them at retail.

Russ Silvestri:	And what’s the total asset value that you have in these repossessed assets?

Martin Zorn:	What’s the total what?

Russ Silvestri:	Value on the books today of the repossessed

Martin Zorn:	Repossessed assets?

Russ Silvestri:	Yes.

Martin Zorn:	They’re at 30 — hold on. Give me one second here.

Male:

Russ, he’s looking at — we added 10 new dealers this — over the past quarter on disposing of the — as far as disposal of the trucks. We’re starting to see what we’ve been positioning that the industry is starting to need their used trucks and it’s starting to move forward.

Russ Silvestri:	Got you. If it’s hard to find, you can just call.

Martin Zorn:	No, I got it. I got it. I’m sorry. The total repossessed assets this quarter is right at 32.8 million.

Russ Silvestri:	Great. All right. Thank you very much.

Martin Zorn:

And as I mentioned earlier, that number has declined from a peak at the beginning of the year. We brought that number down $7.2 million since the beginning of the year. We’re averaging a decline of about $3.6 million per quarter.

Russ Silvestri:	And your experience on those assets in terms of gain-loss had been relatively neutral or small loss, small gain?

Male:	Net’s been a small loss and that’s been primarily driven by those that we sell at wholesale and offset by those other sold at retail.

Russ Silvestri:	OK. Thank you.

Operator:	I’m not showing any further questions at this time.

Male:	Well, we appreciate your support Tennessee Commerce and we look forward to talking to you next quarter. Thank you all.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Thank you and have a great day.

END